Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Forms S-8 Nos. 33-94546, 333-07195, 33-94544, 333-07199, 333-52589, 333-62781, 333-52593, 333-77883, 333-87882 and 333-87880) pertaining to the Sypris Solutions, Inc. 1994 Stock Option Plan for Key Employees and the Sypris Solutions, Inc. Independent Directors’ Stock Option Plan, the Registration Statement (Form S-8 No. 333-114982) pertaining to the Sypris Solutions, Inc. 2004 Equity Plan, and in the Registration Statement (Form S-8 No. 333-166951) pertaining to the Sypris Solutions, Inc. 2010 Sypris Omnibus Plan, of our reports dated March 15, 2011, with respect to the consolidated financial statements of Sypris Solutions, Inc., and the effectiveness of internal control over financial reporting of Sypris Solutions, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2010.

/s/ Ernst & Young LLP

Louisville, Kentucky

March 15, 2011